Exhibit 10.01

April 25, 2018

Michael Nefkens

Mike.nefkens@mac.com

Re:	Offer Letter

Dear Mike:

I am pleased to confirm our offer to you to become the President and Chief Executive Officer of Honeywell Homes (“Homes”), a strategic business unit of Honeywell International Inc. (“Honeywell”). The role, which is effective on a date that is mutually agreed upon (“Effective Date”), is currently based in Atlanta, Georgia and reports directly to Gary Michel. As you know, we anticipate that Homes will be spun off as an independent public company (the “Company”) on or about December 31, 2018 (the actual spin-off date, if applicable, is hereinafter referred to as the “Separation Date”). Your employment with Honeywell (and ultimately the Company) shall be subject to the terms and conditions of this offer letter.

In connection with your new role, you will be entitled to the following compensation and benefits package:

COMPENSATION

Base Salary: Your annual base salary will be $880,000. After the spin is effectuated, any base salary adjustments shall be made by the Company’s Board of Directors from time to time. Adjustments are based on your performance and other relevant factors.

Annual Incentive Compensation: Your target incentive compensation opportunity will be 125% of your annual cash base salary earnings during the year. For 2018, you will be treated as being employed for the entire calendar year for purposes of determining your incentive compensation award. Incentive compensation awards are paid in the first quarter of the following year.

For the full 2018 performance year, your incentive compensation award shall be paid entirely by the Company (i.e., no pro-rated incentive award shall be paid by Honeywell), provided the spin is effectuated as planned.

Annual Long-Term Incentive Awards: You will be eligible for annual equity awards with an initial target of 375% of your Base Salary. The size and mix of future awards will be determined by Honeywell’s or the Company’s Board of Directors, as applicable. The terms of all long-term incentive awards will be governed by the terms of the applicable stock plan and the relevant award agreements.

Sign-On Long-Term Incentive Awards From the Company: You will be granted $4,300,000 worth of Company restricted stock units as of the Separation Date as a “founder’s grant.” These restricted stock units will vest 50% in Year 3 and 50% in Year 4, assuming you are still employed by the Company as of such date. The “founders grant” is expressly conditioned on the successful spin-off of Honeywell Homes as an independent public company.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

•	Welfare and Retirement: As provided to other employees of the Company (to be determined).

•	Vacation: As provided to other senior executives of the Company (to be determined).

•	Excess Liability Insurance: As provided to other senior executives of the Company (to be determined).

•	Executive Severance: You will receive 24 months of base salary continuation and incentive compensation (at target) in the event of your involuntary termination of employment (other than for cause). In the event of your involuntary termination of employment (other than for cause) within 2 years of (i) a change in control of the Company within 2 years of the spin, or (ii) a sale of Homes by Honeywell, 36 months shall be substituted for 18 months. In all other cases, you shall be subject to the terms of the applicable Honeywell or Company severance plan. Notwithstanding the foregoing, if the spin-off of Homes has not been effectuated by June 30, 2019, you will have the option of remaining with Honeywell or triggering your own severance by treating your resignation as an involuntary termination of employment (other than for cause and other than as a result of a change in control).

RELOCATION

A condition of the offer is that you agree to relocate to and work out of the Company’s headquarters location, once established. You will be eligible for relocation assistance in accordance with Honeywell’s Executive Level relocation guidelines. You will be contacted by a representative from Honeywell’s relocation vendor to initiate the relocation process.

STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS

As an Executive Officer of the Company, you will be required to hold a multiple of your annual base salary in Company shares (to be determined by the Company) in accordance with the Company’s Stock Ownership Guidelines.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you are required to execute, in the form attached hereto, (i) Honeywell’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Honeywell International Inc. Noncompete Agreement for Senior Executives” (“Noncompete Agreement”), both of which are attached hereto.

In addition, you will be required to execute, in a form substantially similar to the corresponding Honeywell agreements, (i) the Company’s intellectual property agreement (“IP Agreement”), and (ii) the Company’s noncompete agreement for senior executives (“Noncompete Agreement”), prior to the Separation Date.

PRE-EMPLOYMENT REQUIREMENTS

Upon your acceptance of this offer, a Honeywell representative will contact you regarding certain pre-employment requirements that need to be completed prior to your start date (e.g., drug screen, I-9 completion, paycheck direct deposit, etc.). NOTE: Your offer is contingent upon a satisfactory background check and negative drug screen.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by electronically signing this offer letter, as well as the IP Agreement and Noncompete Agreement via DocuSign.

Mike, we are excited to be extending this offer to you and look forward to your anticipated success with the Company.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

Mark R. James

Senior Vice President

Human Resources, Procurement and Communications

Read and Accepted:

/s/ Michael Nefkens	April 25, 2018
MICHAEL NEFKENS	Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell will be on an “at will” basis. This means that there is no guarantee of employment for any specific period, and either you or Honeywell may terminate your employment at any time.